UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2026

HALLMARK VENTURE GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-56477	34-2001531
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 N Town Center Drive, Suite 100, Las Vegas, NV 89144

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (877) 646-4833

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	HLLK	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 28, 2026, Hallmark Venture Group, Inc. (the “Company” or “HLLK”) entered into an Assignment of Debt Agreement (the “Assignment Agreement”) with SB Technology Holdings, Inc., a Florida corporation whose common stock is quoted on the OTC Markets under the symbol “VGLS” (“SB Tech”). Pursuant to the Assignment Agreement, the Company sold, assigned, and transferred to SB Tech, on an “as is, where is,” non-recourse basis, all of the Company’s right, title, and interest in and to that certain On-Demand Promissory Note dated May 2, 2024 (the “Traderverse Note”) executed in favor of the Company by Aiversity, Inc., doing business as “TradersGPT” and now known as Traderverse, Inc. (“Traderverse”), together with all principal, accrued interest, and related rights, remedies, and claims thereunder (collectively, the “Assigned Debt”).

The Traderverse Note had an original principal amount of $100,000, bears interest at the rate of 8.0% per annum compounded annually, and was payable on demand and, in the absence of demand, due 180 days from issuance (on or about October 29, 2024). The Traderverse Note matured on or about October 29, 2024 and has remained unpaid for more than eighteen (18) months. As of December 31, 2025, the outstanding balance of the Traderverse Note was approximately $113,752, consisting of $100,000 of unpaid principal and $13,752 of accrued and unpaid interest, with interest continuing to accrue thereafter at the contract rate. The Company had previously determined the Traderverse Note to be impaired and had written down its carrying value on the Company’s books and records to reflect the substantial doubt regarding collectibility.

In consideration for the Assigned Debt, SB Tech agreed to pay the Company $1,000 in cash, which the Company’s Board of Directors determined to represent the fair value of the Traderverse Note in its impaired condition. The assignment was made without recourse to the Company and without any representation, warranty, or guarantee by the Company as to the collectibility of the Assigned Debt or the solvency or creditworthiness of Traderverse. The Assignment Agreement contains customary representations, warranties, and further-assurances covenants, is governed by the laws of the State of Florida, and provides for exclusive jurisdiction and venue in the state and federal courts located in the State of Florida.

Related Party Transaction. SB Tech is a related party of the Company. Paul Strickland, who serves as the Company’s Secretary and a director, also serves as Secretary and a director of SB Tech, and the Company and SB Tech are under common control. Accordingly, the Assignment Agreement constitutes a related party transaction and a director’s conflicting interest transaction within the meaning of Section 607.0832 of the Florida Business Corporation Act. After full disclosure of the related party nature of the transaction and Mr. Strickland’s interest therein, the Company’s Board of Directors authorized and approved the Assignment Agreement by written consent dated May 28, 2026, determining in good faith that the consideration represents fair value for the Traderverse Note in its impaired condition and that the transaction is fair to, and in the best interests of, the Company, on a basis intended to satisfy the requirements of Section 607.0832.

The Company intends to report this transaction as a related party transaction in its subsequent periodic reports filed with the U.S. Securities and Exchange Commission to the extent required by Item 404 of Regulation S-K.

The foregoing description of the Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Assignment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Assignment of Debt Agreement, dated May 28, 2026, by and between Hallmark Venture Group, Inc. and SB Technology Holdings, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLMARK VENTURE GROUP, INC.

Date:	June 1, 2026

By:	/s/ Paul Strickland
Name:	Paul Strickland
Title:	Secretary and Director